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                               AMENDMENT 1995-1
                                    TO THE
                   SEI CORPORATION CAPITAL ACCUMULATION PLAN

          WHEREAS, SEI Corporation (the "Company") maintains the SEI Corporation Capital Accumulation Plan (the "Plan") for the benefit of its eligible employees;

          WHEREAS, effective January 1, 1992, the definition of "Employee" provided in Section 2.14 of the Plan was revised to exclude from such definition wholesale, retail and franchise sales personnel connected with a single bank or other financial institution;

          WHEREAS, it was the Company's intention to exclude from the definition of "Employee" provided in Section 2.14 of the Plan and in practice the Company has excluded, only retail sales personnel connected with a single bank or other financial institution;

          WHEREAS, the Company now wishes to make a corrective amendment to the Plan so as to have the terms properly reflect the Company's intent in this regard;

          NOW, THEREFORE, in accordance with the foregoing, Section 2.14 of the Plan shall be amended, effective as of January 1, 1992, to read, in its entirety, as follows:

               "2.14 `Employee' shall mean each person in the employ of an Employer, other than (i) any person in a category of employees excluded from coverage under the Plan by the terms of any Adoption Agreement, (ii) any person whose terms and conditions of employment are determined through collective bargaining with a third party if the issue of retirement benefits has been a bona fide subject of collective bargaining, unless the collective bargaining agreement provides for the eligibility of such person to participate in this Plan, (iii) any person who, as to the United States, is a non-resident alien with no U.S. source income from the Employer, and
     (iv) effective January 1, 1992, any personnel dedicated to the sale of fund products through retail distribution channels for a single bank or other financial institution."

          IN WITNESS WHEREOF, SEI CORPORATION has caused this Amendment 1995-1 to the Plan to be duly executed this 22 day of December, 1995, effective in accordance with its terms.


                                       SEI CORPORATION
     Attest:

     /s/ Kevin Robins                  By: /s/ Kevin Robins
     -----------------------------         -----------------------------
     Assistant Corporate Secretary